GLOBAL SETTLEMENT AGREEMENT & MUTUAL RELEASE OF ALL CLAIMS BY ALL PARTIES

THIS GLOBAL SETTLEMENT AGREEMENT & MUTUAL RELEASE OF ALL CLAIMS BY ALL PARTIES (“Agreement”) is dated, entered into and made fully effective (irrespective of the date actually signed by the parties) as of the 13 day of May, 2009, by and among RETRIEVERS, LLC, a Nevada Limited Liability Company (“Retrievers”), JOHN TINGUE, individually and as a Member and Manager of RETRIEVERS (“JT”), and KRIS TINGUE, individually and as Member and Manager of RETRIEVERS(“KT”), on behalf of themselves, their respective family members, partners, associates, affiliates, co-venturers, heirs, executors, administrators, attorneys, and assigns, (all of the foregoing three (3) named persons and one (1) entity may be hereinafter variously referred to as the “RETRIEVERS GROUP”), and GOLDEN PHOENIX MINERALS, INC., a Nevada corporation (“GPM”), as an entity and as a Member, Manager, and/or Unit holder of ASHDOWN PROJECT, LLC, a Nevada Limited Liability Company a/k/a ASHDOWN MINE LLC (“Ashdown”), Ashdown, as an entity; WIN-ELDRICH GOLD, INC., a corporation (“WEG”), as an entity and as a Member, Manager, and/or Unit holder of ASHDOWN; and PERRY MULLER, individually and as a Member, Manager, and/or Unit holder of Ashdown and/or an officer, director and/or shareholder of WEG, directly or indirectly (“PM”), and GPM, ASHDOWN, WEG and PM on behalf of themselves, their respective family members, partners, associates, affiliates, co-venturers, heirs, executors, administrators, attorneys, and assigns, sometimes collectively or jointly referred to as the “ASHDOWN GROUP” such reference specifically including each of the three (3) entities and one (1) person included in the referenced ASHDOWN GROUP, jointly and severally.

Recitals

A.            Whereas, on February 12, 2009, RETRIEVERS commenced a lawsuit against the ASHDOWN GROUP in the Sixth Judicial District Court of the State of Nevada, in and for the County of Humboldt, Case No. CV-17880 (the “Lawsuit”), seeking (1) to establish rights, titles, and interests in and to certain personal property known as the “Kingston Mill”, consisting of certain machinery and equipment (together, the “Kingston Mill”); (2) damages for breaches of contract and other claims; and (3) certain equitable relief, all as more specifically identified and set forth in the Lawsuit.  The Lawsuit included claims arising out of certain obligations and agreements contained in a Settlement Agreement between Retrievers and Golden Phoenix, made as of August 26, 2005 (“Settlement Agreement”).

B.            Whereas, on February 27, 2009, after all named defendants in the Lawsuit had been lawfully served with process, and prior to any responsive pleading having been filed in the Lawsuit by any defendant, representatives of the ASHDOWN GROUP met with representatives of the RETRIEVERS GROUP to discuss a potential settlement of all disputes among the parties, and the parties have reached an agreement for the terms of a resolution of the Lawsuit on the terms and conditions set forth below.

C.            Whereas, the parties wish to compromise and settle all claims and issues arising from, or related to, the interests in and titles to the Kingston Mill, and the other issues set forth in the Lawsuit, and any and all claims the respective parties, persons and entities named above may have against any other party or person named herein or therein as a result of their joint and/or several business and/or other relationships, actual and/or proposed/discussed, involving RETRIEVERS, the Kingston Mill, the claims asserted in the Lawsuit, other business proposals and/or potential ventures, or otherwise, all on the terms and conditions expressed in this Agreement.

D.            PM’s payment of $100,000 will entitle him or assignee to the unencumbered ownership of Kingston Mill.

NOW, THEREFOR, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged by all of the undersigned, and in exchange for the mutual covenants set forth in this Settlement Agreement, the parties hereto agree as follows:

SECTION 1

Consideration

1.1           In full and complete settlement of any and all claims, past and present, whether known or unknown, existing now or in the future, asserted by the RETIEVERS GROUP against the ASHDOWN GROUP, including, but not limited to, all claims asserted in the Lawsuit and any and all claims that could have been asserted in the Lawsuit against the ASHDOWN GROUP, jointly and severally, and any other claims which may hereafter be asserted against the ASHDOWN GROUP arising from the Lawsuit, or otherwise involving the relationships and dealings, including, but not limited to, that certain Settlement Agreement dated August 26, 2005 by and between GPM, RETRIEVERS, JT, KT and Earl Harrison d/b/a Western Mine Development, proposed/discussed dealings and ventures, among any or all of the various entities and persons included in the ASHDOWN GROUP and the persons in the ASHDOWN GROUP, the ASHDOWN GROUP shall cause to be paid to the RETRIEVERS GROUP, the total sum of TWO HUNDRED AND SIXTY-FIVE THOUSAND U.S. Dollars (US$265,000.00), which shall constitute the sole, full and exclusive cash payment to the RETRIEVERS GROUP, or any entity or person included therein, by the ASHDOWN GROUP, as full consideration from the ASHDOWN GROUP to fully and finally settle all claims and issues between the ASHDOWN GROUP, and any of the three (3) entities and one (1) person included therein, and the RETRIEVERS GROUP, and of the two (2) persons and one (1) entity included therein, whether raised in the Lawsuit, or otherwise, except as provided in this Agreement.

1.2           The payment of the TWO HUNDRED AND SIXTY-FIVE THOUSAND U.S. Dollars (US$265,000.00) shall be paid as follows:  certified funds made payable to “RETRIEVERS, LLC”, on the following payment schedule:

a. $100,000.00 concurrent with execution of this Agreement, shall be paid solely by PM and is not a GPM obligation.

b. $165,000.00 shall be paid solely from monies raised by and/or received by GPM from and after the date of this Agreement, said $165,000.00 to be paid based on twenty-five percent (25%) of any and each of all monies raised and/or received in any manner, through any means, from any source by any person or entity involved with or related, directly or indirectly, to GPM until fully paid; and is not a WEG/PM/ASHDOWN obligation.

c. The sum of $165,000.00 due and payable to RETRIEVERS hereunder shall be evidenced by a promissory note signed by GPM, secured by all the assets of GPM, and its subsidiaries, and shall be a lien upon and fully encumber any and all properties, both real and personal, owned by GPM directly or indirectly, including, but not limited to, the Kingston Mill, should GPM acquire any rights or interests therein, and shall accrue interest thereon at the rate of 12% per annum, commencing on the date of this Agreement until paid in full.  RETRIEVERS GROUP hereby acknowledges and consents to GPM’s intended transfer and sale of all of its ownership interest in and to ASHDOWN to WEG, free and clear of encumbrances, such that RETRIEVERS’ security interest shall attach only to the proceeds of the sale of GPM’s ownership interest in ASHDOWN and not to GPM’s ownership interest itself.

d. Concurrent with execution of this Agreement, and specifically conditioned upon the receipt by RETRIEVERS in good funds in the amount of $100,000.00 RETRIEVERS shall execute and deposit in escrow with its undersigned attorney a Bill of Sale for the Kingston Mill in favor of PM or his assignee.  Upon receipt by RETRIEVERS of the sum of $100,000.00, made payable to RETRIEVERS’ counsel’s client trust account and RETRIEVERS LLC and tendered thereto, the undersigned attorney, as escrow agent, shall deliver the Bill of Sale to PM or his assignee, as directed by PM, in writing.

e. RETRIEVERS GROUP hereby acknowledges and consents to the contemplated transfer of title in and to the Kingston Mill to PM in exchange for the $100,000 to be paid to RETRIEVERS pursuant to Section 1.2(a).

1.3           As additional consideration hereunder, RETRIEVERS shall prepare a Bill of Sale for the Kingston Mill in the name of PM or his assignee, as directed in writing.  PM represents and acknowledges that they or their representative(s) have inspected the Kingston Mill on or before the date of this Agreement and are accepting the Kingston Mill “as-is, where-is” and not relying on any representations or warranties by the RETRIEVERS GROUP, or any entity or person included therein, in entering into this Agreement or accepting the Kingston Mill “as-is, where-is”, and PM expressly represents and acknowledges that neither the RETRIEVERS GROUP nor any of the persons or entity included therein have made any representation(s) or warranty (ies) relating to the Kingston Mill, or any other aspect of this Agreement.

1.4           Upon delivery of the Bill of Sale, ASHDOWN and PM will enter into a lease for the Kingston Mill, and ASHDOWN will solely be responsible for applying, if necessary or appropriate, and paying for, any and all permits, licenses and related approvals, and complying with regulatory requirements/issues pertaining to re-activating, if applicable, any permits, bonds, etc., related to the Kingston Mill, for any proposed or desired future operations.  The RETRIEVERS GROUP will have no responsibility of any nature in this regard, and specifically makes no representation of any nature in regard to any of these matters/issues.  Necessary maintenance and repairs shall be performed by ASHDOWN, at ASHDOWN’s sole cost and expense.

SECTION 2

Release

2.1           In consideration for the undertakings described in this Agreement, and only after receipt in full of the sum of $100,000.00 due and payable pursuant to section 1.2 above, RETRIEVERS, JT, KT and the RETRIEVERS GROUP, on behalf of themselves, jointly and severally, and their respective family members, partners, associates, successors, assigns, affiliates, co-venturers, heirs, executors, administrators and assigns, fully, finally, unconditionally and forever release and discharge GPM, ASHDOWN, WEG and PM, and the ASHDOWN GROUP, from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from, or relating to, directly or indirectly, activities of whatsoever nature related to RETRIEVERS and/or the business and/or operations of RETRIEVERS, proposed or actual, and/or relationships among the various entities, persons and/or parties and/or the Lawsuit, the Settlement Agreement and/or any proposed business or ventures with, by or among the various parties, or others.  Specifically excluded from the terms of this release is the obligation for GPM to pay the promissory note for $165,000 due and payable under section 1.2, above, which obligation shall specifically remain in full force and effect until paid in full, with all accrued interest.

2.2           The release of the claims in Subsection 2.1 includes, but is not limited to, claims at law or equity or sounding in contract (express or implied) or torts arising under federal, state, or local laws or the common law or any claims, including breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, negligence, professional negligence, any claim brought under NRS Chapter 86, any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever, arising out of the statutory or common law of any state (collectively referred to as “Released Claims”).  The parties likewise release each other from any and all obligations for attorney’s fees, costs and expenses incurred in regard to the Lawsuit and claims.

2.3           In consideration for the undertakings described in this Agreement (including the transfer of the Kingston Mill to PM) GPM, ASHDOWN, WEG and PM, and the ASHDOWN GROUP, on behalf of themselves, jointly and severally, and their respective family members, partners, associates, successors, assigns, affiliates, co-venturers, heirs, executors, administrators and assigns, fully, finally unconditionally and forever release and discharge RETRIEVERS, JT, KT and the RETRIEVERS GROUP, from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from, or relating to, directly or indirectly, activities of whatsoever nature related to RETRIEVERS and/or the business and/or operations of RETRIEVERS, proposed or actual, and/or relationships among the various entities, persons, and/or parties and/or the matters raised in the Lawsuit and/or any proposed business or ventures with, by or among the various parties, or others.

2.4           The release of claims in Subsection 2.3 includes, but is not limited to, claims at law or equity or sounding in contract (express or implied) or torts arising under federal, state, or local laws or the common law or any claims, including breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, negligence, professional negligence, any claim brought under NRS Chapter 86, any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever, arising out of the statutory or common law of any state (collectively referred to as “Released Claims”).  The parties likewise release each other from any and all obligations for attorney’s fees, costs and expenses incurred in regard to the Lawsuit and claims.

2.5           GPM, ASHDOWN, WEG, PM and the ASHDOWN GROUP, forever agree to defend, indemnify, and hold harmless from any and all claims asserted against any of them as a result of, or in connection with, any action or proceeding brought either directly or indirectly by, on behalf of, in the name of, or by anyone claiming standing through GPM, ASHDOWN, WEG and PM and/or the ASHDOWN GROUP, jointly and severally, contrary to the releases provided in this Agreement or by anyone who seeks compensation from any or all of RETRIEVERS, JT, KT, and/or the RETRIEVERS GROUP, jointly or severally, based upon damage allegedly done to GPM, ASHDOWN, WEG, PM and/or the ASHDOWN GROUP, jointly and/or severally, during or as a result of his/their joint and/or several status and/or business activities or relationships relating to the RETRIEVERS GROUP, or members thereof, jointly or severally.

2.6           RETRIEVERS, JT, and KT, jointly and severally, forever agree to defend, indemnify, and hold harmless from any and all claims asserted against any of them as a result of, or in connection with, any action or proceeding brought, directly or indirectly, a) by, on behalf of, in the name of, or by anyone claiming standing through RETRIEVERS, JT and/or KT, jointly and severally, contrary to the releases provided in this Agreement; or b) by anyone who seeks compensation from any or all of GPM, ASHDOWN, WEG, PM and/or the ASHDOWN GROUP, jointly or severally, based upon damage allegedly done to them, jointly and/or severally, during or as a result of his/their joint and/or several status and/or business activities or relationships relating to the RETRIEVERS GROUP, or members thereof, jointly or severally.

2.7           The ASHDOWN GROUP represents that they have carefully read this Agreement and have been fully advised by their own legal counsel as to the nature and extent of each of the terms and provisions of this document, and hereby authorizes the dismissal of the Lawsuit, with prejudice, and specifically, completely, fully and finally waiving, relinquishing and surrendering, with prejudice, any and all claims which they have, had, or may have in the future, whether known or unknown, against the RETRIEVER GROUP, and/or any members thereof, related to or arising from, directly or indirectly, the matters set forth in the Lawsuit, and/or the ownership and/or operation of the Kingston Mill.

2.8           The RETRIEVERS GROUP, jointly and severally, represent that they have carefully read this Agreement and have been fully advised by their own legal counsel as to the nature and extent of each of the terms and provisions of this document, and hereby authorizes the dismissal of the Lawsuit, with prejudice.

2.9           GPM, ASHDOWN, WEG, PM and the ASHDOWN GROUP, jointly and severally, expressly and specifically understand, acknowledge and agree that the releases provided in this section 2 and the dismissal of the lawsuit in section 3, below, are specifically and unconditionally contingent upon the receipt by the RETRIEVERS GROUP of the full sum of $100,000.00 due and payable under the terms of section 1.2, above.  In the event the RETRIEVERS GROUP fails to receive the full sum of $100,000.00 as and when due hereunder, the releases and dismissal contained herein are null and void.

2.10           Each entity and person named in this Release has been advised by counsel with respect to this Release and the Stipulation for Dismissal with Prejudice constituting a settlement of the Lawsuit, and specifically, have discussed and reviewed, if applicable to such party, the provisions of California Civil Code, Section 1542, as set forth below, and upon the advice of such counsel, each of them hereby waives the protection afforded by such a statute:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing a release, which if known by him, must have materially affected his settlement with the debtor.”

SECTION 3

Dismissal of The Lawsuit

3.1           Upon receipt in full of good funds in the sum of $100,000.00 in RETRIEVERS GROUP due and payable pursuant to section 1.2 above, RETRIEVERS, JT, KT, and the RETRIEVERS GROUP, shall cause the Lawsuit to be dismissed with prejudice, each party to bear its own costs, expenses and attorneys’ fees.  A stipulation and order for dismissal with prejudice (“Stipulation”) will be executed contemporaneously with the execution of this Agreement and held in escrow by the undersigned attorney for the RETRIEVERS GROUP, pending his receipt of the full sum of $100,000.00 made payable to his client trust account and RETRIEVERS LLC, whereupon the Stipulation will be filed by the undersigned attorney for RETRIEVERS with the Sixth Judicial District Court.

SECTION 4

Confidentiality

The terms and conditions of this Agreement shall be kept confidential and shall not be disclosed by GPM, ASHDOWN, WEG, PM and/or the ASHDOWN GROUP, or their respective representatives or agents, or by RETRIEVERS, JT, KT and/or the RETRIEVERS GROUP, or their respective representatives or agents in any manner except: a) any party may disclose the terms and conditions of this Agreement to their professional advisors, attorneys, accountants, regulatory or taxing authorities or present or proposed corporate affiliates, but only to the extent necessary for the conduct of their business affairs; b) pursuant to court order issued by a court of competent jurisdiction; or c) to enforce this Agreement.  The parties may publicly or privately state that the Lawsuit has been settled, but shall absolutely not disclose the terms of this Agreement, except as stated in this Section 4.

SECTION 5

Authority to Execute

All parties represent and warrant that they have all requisite authority to execute and perform this Agreement.  GPM, ASHDOWN, WEG, PM and the ASHDOWN GROUP, jointly and severally, represent, covenant and warrant that neither GPM, ASHDOWN, WEG, PM and/or the ASHDOWN GROUP, jointly or severally, have, directly or indirectly, assigned, conveyed, encumbered or transferred any of the matters, rights or claims released by this Agreement, specifically including, but not limited to, any rights or interests in or the Kingston Mill.

SECTION 6

Purpose of Compromise and Settlement

The parties have each entered into this Agreement solely for the purpose of settling and compromising the Lawsuit, terminating any and all business relationships, proposed business relationships and/or ventures, and involvement among any of the parties, if any, and settling any and all disputes among the parties, and nothing contained in this Agreement or its performance shall be deemed to be an admission or acknowledgement of: liability; the existence of claims and/or damages; or the amount of any damages relating to the actions and/or inactions of the parties, jointly or severally, nor any other person or entity, involving or related, directly or indirectly, to the Kingston Mill, or any other matter subject of the Lawsuit.

SECTION 7

Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties and their respective family members, heirs, successors and assigns.

SECTION 8

Waiver

Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege.  No waiver of any right, remedy, power or privilege with respect to any particular occurrence shall be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

SECTION 9

Time of the Essence

Time is of the essence of this Agreement and all of its terms, provisions, conditions and covenants.

SECTION 10

Entire Agreement

This Agreement contains the entire agreement between the parties and may not be changed or terminated orally but only by a written instrument executed by the parties after the date of this Agreement.

SECTION 11

Construction

The terms and conditions of this Agreement shall be construed as a whole according to their fair meaning and not strictly for or against any party, with the purpose and intent to give this Agreement, and the terms and conditions hereof, the most expansive construction and application possible.  The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their attorneys and that any rule or construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, including its exhibits or any amendments.

SECTION 12

Partial Invalidity

If any term of this Agreement or the application of any term of this Agreement should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all of its applications, not held invalid, void or unenforceable, shall continue in full force and effect and shall not be affected, impaired or invalidated in any way.

SECTION 13

Governing Law and Forum

The laws of the State of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance and effect of this Agreement and venue and jurisdiction shall be maintained at Washoe County, Nevada, on behalf of all parties named herein.

SECTION 14

Necessary Action

Each of the parties shall do any act or thing and execute any or all documents or instruments necessary or proper to effectuate the provisions and intent of this Agreement.

SECTION 15

Counterparts

This Agreement may be executed in any number of counterparts, each of which when duly executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement.  Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures, and may be attached to it one or more additional signature pages.  This Agreement may be executed by signatures provided by electronic facsimile transmission (also known as “Fax” copies), which facsimile signatures shall be as binding and effective as original signatures.

SECTION 16

Notices

16.1          Any and all notices and demands by or from any party required or desired to be given under this Agreement shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice or demand is served by registered or certified mail in the manner provided, service shall be conclusively deemed given upon receipt or attempted delivery, whichever is sooner.

16.2          Any notice or demand to the ASHDOWN GROUP shall be addressed to:

If to WEG, PM or ASHDOWN, to:

Attn:  Perry D. Muller
P.O. Box 3540
Silver Springs, NV 89429

If to GPM or ASHDOWN, to:

Attn:  David A. Caldwell
1675 East Prater Way, Ste. 102
Sparks, NV 89434

16.3          Any notice or demand to RETRIEVERS, JT or KT shall be addressed to Michael Morrison, Esq., 1495 Ridgeview Drive, #220, Reno, NV 89159.

16.4          Any party may change its address for receiving notices or demands by a written notice given in the manner provided in this Section, which notice of change of address shall not become effective, however, until its actual receipt by the other parties.

SECTION 17

Miscellaneous

17.1           The captions appearing at the commencement of the sections if this Agreement are descriptive only and for convenience in reference to this Agreement and shall not define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

17.2           Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places in this Agreement in which the context requires such substitution or substitutions.

SECTION 18

Voluntary Nature of Agreement

By executing this Agreement, all Parties, entities and persons, jointly and severally represent that each of them, has carefully read and understands this Agreement and each of them, is fully aware of its legal effect; each of them has had an opportunity to and did, in fact, consult with their respective legal counsel regarding this Agreement; and, the only matter(s) discussed, promise(s) made to pr agreement(s) made by or with them is incorporated and stated in this Agreement.  The parties, jointly and severally acknowledge that they are signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences, with the express and unconditional purpose of fully and finally settling any and all disputes among all the signatories hereto, regardless of the nature, extent or source of any such disputes.

PLEASE READ THIS AGREEMENT CAREFULLY, IT CONTAINS A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first indicated above.

GOLDEN PHOENIX MINERALS, INC.

/s/ David A. Caldwell
Name:	David A. Caldwell
Title:	Chief Executive Officer
Address:	1675 East Prater Way, #102
Sparks, NV 89434

WIN-ELDRICH GOLD, INC.		PERRY MULLER

	/s/ Jeff Gall		/s/ Perry Muller
Name:	Jeff Gall
Title:	Chief Financial Officer
Address:	PO Box 3540
Silver Springs, NV 89429

ASHDOWN PROJECT, LLC
MANAGEMENT COMMITTEE:

/s/ David A. Caldwell		/s/ Peter S. Winn
Name:	David A. Caldwell	Name:	Peter S. Winn
Title:	Member of Management Committee	Title:	Member of Management Committee
Address:	1675 East Prater Way, #102	Address:	PO Box 3540
	Sparks, NV 89434		Silver Springs, NV 89429

/s/ Donald Prahl		/s/ Perry Muller
Name:	Donald Prahl	Name:	Perry Muller
Title:	Member of Management Committee	Title:	Member of Management Committee
Address:	1675 East Prater Way, #102	Address:	PO Box 3540
	Sparks, NV 89434		Silver Springs, NV 89429

RETRIEVERS, LLC	JOHN TINGUE

/s/ John Tingue	/s/ John Tingue
By: John Tingue
Its: Manager	KRIS TINGUE
Address:
/s/ Kris Tingue